EXHIBIT 99

                                PRESS RELEASE




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                           P R E S S   R E L E A S E

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     RELEASE DATE:                           CONTACT:
     _____________                           ________

     September 21, 1999                      Frank D. Martz
                                             Senior Vice President
                                             of Operations and Secretary
                                             (724) 758-5584


                 ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
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          ESB Financial Corporation announced today that its Board of
     Directors at its meeting on September 21, 1999 declared a quarterly cash dividend of $.09 on the Common Stock of ESB Financial Corporation payable on October 25, 1999 to the stockholders of record at the close of business on September 30, 1999.

          In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended June 30, 1999. The Company recognized net income for the three month period ended June 30, 1999 of $1.55 million or $.30 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend of $.09 per share, which represents the thirty-seventh consecutive quarter of declaring such a dividend. This quarterly cash dividend equates to an annual cash dividend of $.36 per share.

          ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B and Troy Hill Bank, a division of ESB Bank and offers a wide variety of financial products and services through eleven offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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